KYSOR INDUSTRIAL CORPORATION

EMPLOYEE STOCK OWNERSHIP PLAN

REPORT ON AUDITS OF FINANCIAL STATEMENTS

AND SUPPLEMENTAL SCHEDULES

FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1993

Kysor Industrial Corporation Employee Stock Ownership Plan

Index to Financial Statements and Supplemental Schedules



								Pages



Report of Independent Accountants					2



Financial Statements:

	Statement of Net Assets Available for Plan Benefits

		as of December 31, 1994 and 1993			3

	Statement of Changes in Net Assets Available for Plan

		Benefits for the Years Ended December 31, 1994,

		1993 and 1992						4

	Notes to Financial Statements					5-8



Supplemental Schedules:

	Item 27a - Schedule of Assets Held for Investment

		Purposes as of December 31, 1994			9

	Item 27d - Schedule of Reportable Transactions for

		the Year Ended December 31, 1994			10





Report of Independent Accountants



To the Committee of

Kysor Industrial Corporation

Employee Stock Ownership Plan:

We have audited the accompanying statement of net assets available for plan benefits of Kysor Industrial Corporation Employee Stock Ownership Plan as of December 31, 1994 and 1993, and the related statement of changes in net assets available for plan benefits for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 1994 and 1993, and the changes in net assets available for plan benefits for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules as listed in the accompanying index on page 1 are presented for purposes of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedules have been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, are fairly stated, in all material respects in relation to the basic financial statements taken as a whole.


/s Coopers & Lybrand L.L.P.


Detroit, Michigan

March 17, 1995



Kysor Industrial Corporation Employee Stock Ownership Plan

Statement of Net Assets Available for Plan Benefits

as of December 31, 1994 and 1993



ASSETS 	 	 	 	 	1994 	 	 	1993



Cash and cash equivalents 	$ 	 95,325  	$	 61,306

Receivables:

 	Preferred stock dividend	654,329			658,362

 	Employer contributions 	  	 41,650  	 	 36,000

Investments, at fair value (Note 3)  27,504,871 	     25,813,079



 	 	Total assets 	     28,296,175     	     26,568,747



LIABILITIES



Notes payable 	 	     	     20,348,727	 	     20,697,453

Accrued interest  	 	 	695,979  	 	694,362



 	 Total liabilities  	     21,044,706 	     21,391,815



Net assets available for plan
 benefits			$     7,251,469  	$     5,176,932



The accompanying notes are an integral part of the financial statements.



Kysor Industrial Corporation Employee Stock Ownership Plan

Statement of Changes in Net Assets Available for Plan Benefits

for the years ended December 31, 1994, 1993 and 1992


	 	 	 		 1994		 1993		1992



Additions:

Employer contributions 		    $	335,110     $	367,683	      	381,159
Dividend and interest income 	      1,746,822       1,733,198       1,737,561
Net appreciation in fair value
    of investments	 	      2,070,529	 	      -       4,008,104


 	 	 	 	      4,152,461	      2,100,881	      6,126,824



Deductions:

Benefits paid to
withdrawing participants		369,304	 	246,778  	211,980

Interest expense 	 	      1,708,620	      1,733,014       1,763,415

Net depreciation in fair value
of investments			 	      -	 	193,238	 	      -



 	 	 	 	      2,077,924	      2,173,030	      1,975,395



Net additions (deductions) 	      2,074,537		(72,149)      4,151,429



Net assets available for plan benefits,
beginning of year 	 	      5,176,932	      5,249,081	      1,097,652



Net assets available for plan benefits,
end of year 	 	 	$     7,251,469	   $  5,176,932	  $   5,249,081



The accompanying notes are an integral part of the financial statements.



Kysor Industrial Corporation Employee Stock Ownership Plan

Notes to Financial Statements



	1.	Summary of Significant Accounting Policies:

a.	Investment Valuation:  Investments in common stock traded on a national securities exchange are valued at the last reported sales price on the last business day of the year. The preferred stock was valued at $25.11 and $24.50 per share on December 31, 1994 and 1993, respectively, based on a market comparable analysis performed by an independent investment firm. Units of the collective investment fund are valued at $1. The Plan's assets, which consist primarily of the items noted above, are held by the trustee of the Plan.

b.	Investment Transactions:  Purchases and sales of securities
are reflected on a trade-date basis. The basis on which cost is determined in computing realized gains or losses from sales or distributions of investments is average cost.

c.	Change in Unrealized Appreciation (Depreciation) of
Investments: In accordance with the policy of stating investments at fair value, the Plan presents the net appreciation (depreciation) in the fair value of its investments in the statement of changes in net assets available for plan benefits. Net appreciation (depreciation) consists of the realized gains or losses and the unrealized appreciation (depreciation) on those investments.

d.	Interest and Dividend Recognition:  Interest income and
expense are recorded as earned or incurred. Common stock dividend income is recorded on the ex-dividend date. Dividends on the shares of preferred stock are recorded as declared. Preferred stock dividends are cumulative, in the amount of eight percent per annum, from the date of their original issuance.

e.	Financial Instruments:  The Plan has investments and notes
payable which are considered financial instruments. The investments are carried at fair value. The fair value of notes payable, as determined through information obtained from banking sources and management estimates, approximates their carrying value.



	2.	Description of Plan and Benefits:

The Plan is a noncontributory stock ownership plan available to all U. S. salaried and hourly employees of Kysor Industrial Corporation (the "Company") not covered by a collective bargaining agreement. The Plan is designed to invest primarily in the preferred stock and common stock of the Company and is intended to meet the requirements of Section 141 of the Revenue Act of 1978, as amended, and Section 401(a) of the Internal Revenue Code of 1954, as amended.





	2.	Description of Plan and Benefits, continued:

On February 24, 1989, the Plan purchased 820,513 shares of newly issued eight percent cumulative Series A Convertible Voting Preferred Stock, $24.375 stated value per share ("Convertible Stock"), from the Company. The Plan's purchase of preferred stock was financed by a loan from the company which issued a $20,000,000, 15-year ESOP note to raise necessary funds. The Plan pledges all such Convertible Stock as collateral for the purpose of securing payment and performance of all obligations and indebtedness of the Plan pursuant to the exempt loan agreement. The Company will service the debt obligation plus interest primarily through the distribution of preferred stock dividends. In 1994, 1993 and 1992, dividends on preferred stock of $1,577,000, $1,587,000 and $1,593,000, plus $96,000, $85,000 and $79,000 of additional contributions, respectively, were received from the Company. The Convertible Stock may be voluntarily converted at the option of the Plan into shares of the Company's common stock on a one-for-one basis, subject to certain antidilution adjustments. The Convertible Stock is subject to redemption by the Company generally beginning March 1, 1993.

As the debt is serviced, a proportionate number of shares will be allocated among plan participants based on participants' compensation levels. At December 31, 1994, 1993 and 1992,
628,124, 663,588 and 699,051 shares, respectively, were unallocated to plan participants.

During 1985, the Plan purchased 357,668 shares of the Company's common stock. The Plan's purchase was financed through a bank loan, guaranteed by the Company. Over a period of 10 years, the Company will repay the cost of the shares plus interest. As the loan is repaid, the proportionate number of shares will be allocated among plan participants based upon participants' compensation levels. At December 31, 1994, 1993 and 1992, 35,763, 71,530, and 107,297 shares, respectively, of common stock of the Company remained unallocated to plan participants.

The Company's contributions will vest over 7 years, beginning with 20 percent vesting after 3 years and 20 percent vesting each year thereafter. Forfeitures will be allocated among the accounts of all eligible participants for that year. The Company is obligated to make contributions to the Plan which, when aggregated with the Plan's dividends and interest earnings, equal the amount necessary to enable the Plan to make its regularly scheduled payments of principal and interest due on its notes payable.

Upon termination or retirement, the balance in a participant's account may be distributed in cash or in shares of the Company's common stock at the participant's option. During 1994, 1993 and 1992, the Plan(s) distributed 4,243 shares, 4,578 shares and 5,955 shares, respectively, of the Company's common stock to withdrawing participants. Additionally, 6,611 shares of preferred stock were converted into common stock during 1994.



	3.	Investments:

The following is a summary of plan assets at December 31:
 	 	 	 	 	1994  	 	 	1993

 	 	 	 	  Market Value  Cost 	Market Value  Cost



Kysor Industrial Corporation
common stock, 329,302
shares in 1994 and 341,201
shares in 1993	 		$ 7,285,807 $ 3,316,497	$ 5,928,368 $ 3,259,424



Kysor Industrial Corporation
preferred stock, 803,553
shares in 1994 and 810,164
shares in 1993 			 20,177,212  19,586,604  19,849,006  19,747,748



Short-term investments		     41,852 	 41,852      35,705	 35,705



 	 	 	       $27,504,871  $22,944,953 $25,813,079 $23,042,877



Kysor Industrial Corporation common stock at the close of business on December 31, 1994 and March 17, 1995 was $22.125 and
$21.125 per share, respectively.



	4.	Tax Status:

The United States Treasury Department advised on August 8, 1989 that the Plan constitutes a qualified trust under Section 401(a) of the Internal Revenue Code and, therefore, is exempt from federal income taxes under the provisions of Section 501(a).
The Plan has been amended since receiving the determination letter. However, the plan administrator and the Plan's tax counsel believe that the Plan is currently designed and being operated in compliance with the applicable requirements of the Internal Revenue Code. Therefore, they believe that the Plan was qualified and the related trust was tax-exempt as of the financial statement date.



	5.	Notes Payable:

Notes payable consist of the following:

 	 	 	 	    	   1994 	 	    1993



Loan from Kysor Industrial Corporation,
$1,250,000 semiannual principal payments,
starting July 25, 1996, plus interest
payable quarterly at 8.36 percent    $	20,000,000 	 	$ 20,000,000



Note payable to National Bank of Detroit,
$174,363 semiannual principal payments
through September 30, 1995, plus
interest payable quarterly
at 7.0 percent 	 	 	 	   348,727		     697,453



Total notes payable 	 	     $ 	20,348,727 	 	$ 20,697,453





6.	Administrative Expenses:

Administrative expenses of the Plan are paid by the Company.



7.	Plan Termination Priorities:

The Company has no intention of terminating the Plan. However, conditions which would cause plan termination are specified in the plan agreement. Upon termination of the Plan, the assets of the Plan would continue to be applied for the exclusive benefit of participants and/or their beneficiaries, as directed by the Committee.




Kysor Industrial Corporation Employee Stock Ownership Plan
Item 27a - Schedule of Assets Held for Investment Purposes as of December 31, 1994



 			 Description of Investment,
 	 	 	 Including Maturity Date,
		 	 Rate of Interest, Collateral, 	 	     Current
Identity of Issuer  	 Par or Maturity Value 	          Cost	      Value


Kysor Industrial
Corporation 		 Common stock, 329,302 shares $ 3,316,497 $  7,285,807

Kysor Industrial
Corporation 	 	 Preferred stock, 803,553
			 shares	 	 	       19,586,604   20,177,212

Old Kent Bank 	 	 Collective Investment Fund 	   41,852	41,852



 	 	 	 	 	 	       $22,944,953 $ 27,504,871



*Represents investments in excess of five percent of net assets available for plan benefits.




Kysor Industrial Corporation Employee Stock Ownership Plan
Item 27d - Schedule of Reportable Transactions for the year ended December 31, 1994


								     Expense
			   	 Number      Number		     Incurred    Cost
Party Involved  Description   	  of  	       of   Purchase Selling   with	  of      Net Gain
		 of Asset  	Transactions Shares  Price    Price Transaction* Asset    or (Loss)


Old Kent Bank 	Old Kent Bank
		Money Market
		Funds:

 	 	Total assets
		purchased  	   108 	     161,914 $161,914 	 	 	 $161,914

 	 	Total assets
		sold 	 	    12 	     155,856 	     155,856 	  	  155,856



Kysor
Industrial
Corp. 	 	Common stock:


 	 	Total assets
		purchased 	     1 	 	   9  	  156 	 		      156

 	 	Total assets
		sold  	 	     9 	      17,128 	     310,599 	 	  308,825 $ 1,774



Note: The above transactions include transactions with respect to the same issue of securities, which, when aggregated, exceeded five percent of the Plan's assets.




*Information regarding expenses incurred with each transaction was not provided by the trustee.
